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                                                                    EXHIBIT 23.6


May 8, 1997


Board of Directors
3Com Corporation
5400 Bayfront Plaza
Santa Clara, CA 95952-8145


Re:  Registration Statement (File No. 333-23465) on Form S-4
    3Com Corporation as filed on May 8, 1997


Gentlemen:


Attached is our opinion letter dated May 8, 1997 with respect to the fairness to 3Com Corporation (the "Company") of the exchange ratio of 1.75 shares of common stock, par value $.01 per share, of the Company to be exchanged by the Company for each share of common stock, par value of $.001 per share, of U.S. Robotics Corporation ("U.S. Robotics") in a merger (the "Merger") pursuant to the Agreement and Plan of Merger dated as of February 26, 1997, as amended by and among the Company, TR Acquisitions Corporation, a wholly owned subsidiary of the Company, and U.S. Robotics.


The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinion of Financial Advisors--3Com," "The Merger--Background of the Merger," "The Merger--Reasons for the Merger; Recommendations of the Board of Directors--3Com Background and Reasons for the Merger" and "The Merger--Opinion of 3Com's Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,



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GOLDMAN, SACHS & CO.